Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements pertaining to the 2002 Amended and Restated Omnibus Stock Incentive Plan of our report dated December 10, 2004 relating to the October 31, 2004 and December 31, 2003 and 2002 financial statements of Shenandoah Electronic Intelligence, Inc. and Subsidiaries, which appear in the Current Report on Form 8-K/A of SI International, Inc. filed with the SEC on April 27, 2005.

/s/ McGladrey & Pullen, LLP

Bethesda, Maryland
July 29, 2005